EXHIBIT 99.3
------------
(Form S-3)








                     AGREEMENT REGARDING ACQUISITION OF
                            PARTNERSHIP INTERESTS

                                    among

                     AMLI RESIDENTIAL PROPERTIES, L.P.,

                       VERANDAH HOLDINGS PHASE I INC.,

                                 JSDP, INC.,

                      M&B HOLDINGS GENERAL PARTNERSHIP,

                       FAIRGROWTH INTERNATIONAL, INC.


                                     AND


                             TVA SP PARTNERSHIP



                        Dated as of December __, 1996








                              TABLE OF CONTENTS
                              -----------------


                                                                       PAGE
                                                                       ----

DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

                                  ARTICLE I
            PURCHASE AND SALE OF PARTNERSHIP INTERESTS . . . . . . . . .  4

      1.1   Purchase and Sale. . . . . . . . . . . . . . . . . . . . . .  4
      1.2   Payments at Closing. . . . . . . . . . . . . . . . . . . . .  4
      1.3   Prorations and Adjustments . . . . . . . . . . . . . . . . .  5

                                 ARTICLE II
            GUARANTY OPTION AND REVIEW PERIOD. . . . . . . . . . . . . .  6

      2.1   OP Units Sellers' Guaranty Option. . . . . . . . . . . . . .  6
      2.2   Review Period. . . . . . . . . . . . . . . . . . . . . . . .  7
      2.3   Title and Survey Review. . . . . . . . . . . . . . . . . . .  8

                                 ARTICLE III
            REPRESENTATIONS AND WARRANTIESOF THE SELLERS . . . . . . . .  9

      3.1   Ownership of Acquired Interests. . . . . . . . . . . . . . .  9
      3.2   Due Formation. . . . . . . . . . . . . . . . . . . . . . . . 11
      3.3   Due Authorization. . . . . . . . . . . . . . . . . . . . . . 11
      3.4   No Other Agreement . . . . . . . . . . . . . . . . . . . . . 12
      3.5   Consents . . . . . . . . . . . . . . . . . . . . . . . . . . 13
      3.6   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
      3.7   Assets, Liabilities and Activities of the Partnership. . . . 14
      3.8   Zoning . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
      3.9   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . 15
      3.10  Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
      3.11  Compliance with Law. . . . . . . . . . . . . . . . . . . . . 15
      3.12  Access/Utilities . . . . . . . . . . . . . . . . . . . . . . 16
      3.13  Absence of Bankruptcy Proceedings. . . . . . . . . . . . . . 16
      3.14  No Defaults or Violations. . . . . . . . . . . . . . . . . . 16
      3.15  Utilities. . . . . . . . . . . . . . . . . . . . . . . . . . 16
      3.16  Environmental Laws . . . . . . . . . . . . . . . . . . . . . 16
      3.17  Absence of Liens or Assessments. . . . . . . . . . . . . . . 16
      3.18  No Unpaid Bills or Claims. . . . . . . . . . . . . . . . . . 17
      3.19  Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . 17

                                 ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF PURCHASER. . . . . . . . . 17

      4.1   Due Organization.. . . . . . . . . . . . . . . . . . . . . . 17
      4.2   Due Authorization. . . . . . . . . . . . . . . . . . . . . . 18
      4.3   Consents . . . . . . . . . . . . . . . . . . . . . . . . . . 18
      4.4   Registration of Shares . . . . . . . . . . . . . . . . . . . 18

                                  ARTICLE V
            COVENANTS OF SELLERS . . . . . . . . . . . . . . . . . . . . 18

      5.1   Implementing Agreement . . . . . . . . . . . . . . . . . . . 18
      5.2   Additional Actions . . . . . . . . . . . . . . . . . . . . . 18
      5.3   Preservation of Partnership Interests. . . . . . . . . . . . 19
      5.4   Preservation of Ownership of Phase I Property. . . . . . . . 19
      5.5   No Default . . . . . . . . . . . . . . . . . . . . . . . . . 19
      5.6   Compliance with Laws . . . . . . . . . . . . . . . . . . . . 19
      5.7   Operation of the Partnership and the Phase I Property. . . . 19
      5.8   Accuracy of Representations and Warranties . . . . . . . . . 22
      5.9   Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
      5.10  Code Violations. . . . . . . . . . . . . . . . . . . . . . . 22
      5.11  Conduct of Verandah Condominiums . . . . . . . . . . . . . . 22

                                 ARTICLE VI
            COVENANTS OF PURCHASER . . . . . . . . . . . . . . . . . . . 23

      6.1   Implementing Agreement . . . . . . . . . . . . . . . . . . . 23
      6.2   Disposition of Phase I Property. . . . . . . . . . . . . . . 23
      6.3   Confidentiality. . . . . . . . . . . . . . . . . . . . . . . 23

                                 ARTICLE VII
            CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER . . . . . . 23

      7.1   Ownership of Phase I Property and the Remainder. . . . . . . 23
      7.2   Representations and Warranties True. . . . . . . . . . . . . 24
      7.3   Compliance with Agreements and Covenants . . . . . . . . . . 24
      7.4   Condition of Property. . . . . . . . . . . . . . . . . . . . 24
      7.5   Verandah Apartments Agreement. . . . . . . . . . . . . . . . 24
      7.6   Other Closing Documents. . . . . . . . . . . . . . . . . . . 24
      7.7   Failure to Close . . . . . . . . . . . . . . . . . . . . . . 24

                                ARTICLE VIII
            CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS . . . . . 25

      8.1   Ownership of Phase I Property. . . . . . . . . . . . . . . . 25
      8.2   Representations and Warranties True. . . . . . . . . . . . . 25
      8.3   Compliance with Agreements and Covenants . . . . . . . . . . 25
      8.4   Other Agreements . . . . . . . . . . . . . . . . . . . . . . 25
      8.5   Verandah Apartments Agreement. . . . . . . . . . . . . . . . 25
      8.6   Failure to Close . . . . . . . . . . . . . . . . . . . . . . 25

                                 ARTICLE IX
            CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . 26

      9.1   Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . 26
      9.2   Deliveries by the Sellers. . . . . . . . . . . . . . . . . . 26
      9.3   Deliveries by Purchaser. . . . . . . . . . . . . . . . . . . 27

                                  ARTICLE X
            TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . 27

      10.1  Termination. . . . . . . . . . . . . . . . . . . . . . . . . 27
      10.2  Effect of Termination. . . . . . . . . . . . . . . . . . . . 28

                                 ARTICLE XI
                          SURVIVAL; INDEMNIFICATION. . . . . . . . . . . 28

      11.1  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . 28
      11.2  Indemnification by the Cash Sellers. . . . . . . . . . . . . 28
      11.3  Indemnification by the OP Units Sellers. . . . . . . . . . . 28
      11.4  Limitation on Liability. . . . . . . . . . . . . . . . . . . 29
      11.5  Indemnification by Purchaser . . . . . . . . . . . . . . . . 29

                                 ARTICLE XII
            MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . 29

      12.1  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . 29
      12.2  Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . 29
      12.3  Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . 29
      12.4  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . 30
      12.5  Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . 31
      12.6  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . 31
      12.7  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . 31
      12.8  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . 32
      12.9  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . 32
      12.10 Other Instruments. . . . . . . . . . . . . . . . . . . . . . 32
      12.11 Entire Agreement . . . . . . . . . . . . . . . . . . . . . . 32
      12.12 Verandah Apartments Agreement. . . . . . . . . . . . . . . . 32

      12.13 Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . 32


                                  SCHEDULES
                                  ---------

      Schedule 3.1            Partnership Interests Owned by Sellers


                                  EXHIBITS
                                  --------

      Exhibit A                    Description of Land
      Exhibit B                    OP Units Letter
      Exhibit C                    Partnership Interests Assignment
      Exhibit D                    FIRPTA Affidavit and Certificate

          AGREEMENT REGARDING ACQUISITION OF PARTNERSHIP INTERESTS


     THIS AGREEMENT REGARDING ACQUISITION OF PARTNERSHIP INTERESTS, dated as of the ______ day of December, 1996, by and among AMLI RESIDENTIAL PROPERTIES, L.P., a Delaware limited partnership ("PURCHASER"); VERANDAH HOLDINGS PHASE I INC., a Canadian corporation ("PHASE I"), JSDP, INC., a Texas corporation ("JSDP"), M&B HOLDINGS GENERAL PARTNERSHIP, a Texas general partnership ("M&B"), FAIRGROWTH INTERNATIONAL, Inc. an Ontario corporation ("FAIRGROWTH"), and TVA SP PARTNERSHIP, a Texas general partnership ("TVA SP") (collectively, the "SELLERS").


                               R E C I T A L S
                              ----------------

      WHEREAS, the Verandah Partners Ltd., a Texas Limited Partnership (the "PARTNERSHIP") is the owner of the Remainder (hereinafter defined), and either is the owner of, or will acquire ownership of not less than one day prior to the expiration of the Review Period, the Phase I Property (hereinafter defined).

      WHEREAS, the Partnership is governed by and in accordance with that certain Amended and Restated Agreement of Limited Partnership dated as of June 1, 1990, by and among Phase I, JSDP, M&B, Fairgrowth, Donald L. Pilkinton and James E. Sowell, as amended by the First Amendment to Amended and Restated Agreement of Limited Partnership dated July 31, 1991 by and among Phase I, JSDP, M&B and TVA SP (as so amended, the "PARTNERSHIP AGREEMENT").

      WHEREAS, Phase I and JSDP are the sole general partners of the Partnership, and M&B, Fairgrowth and TVA SP are the sole limited partners of the Partnership.

      WHEREAS, subsequent to the acquisition by the Partnership of the Phase I Property, Purchaser or an Affiliate of Purchaser desires to purchase from Sellers and Sellers desire to sell to Purchaser or an Affiliate of Purchaser all of their Partnership Interests in the Partnership, so that Purchaser or an Affiliate of Purchaser will own 100% of the Partnership.

     In consideration of the mutual covenants, agreements and warranties herein contained, it is agreed that Purchaser or an Affiliate of Purchaser shall acquire from the Sellers all of the Partnership Interests (as defined herein) upon the terms and conditions hereinafter set forth.







                                 DEFINITIONS
                                 -----------

     The following terms shall have the meanings set forth herein for the purposes of the transactions described in this Agreement:

     "ACQUIRED INTERESTS" shall mean the Partnership Interests held by Sellers and to be transferred to the Purchaser at Closing, which, as of the date hereof, constitute, and at Closing will constitute, 100% of the Partnership Interests of the Partnership.

     "AFFILIATE" of any person shall mean any corporation, proprietorship, partnership or business entity which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such person. For purposes of this Agreement, any corporation, proprietorship, partnership or business entity in which Purchaser has or owns a ten percent or greater interest shall be deemed to be an affiliate of Purchaser.

     "AGREEMENT" shall mean this Agreement Regarding Acquisition of Partnership Interests, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

     "CASH SELLERS" shall have the meaning assigned to it in Section 1.2.1 hereof.

     "CLOSING" shall have the meaning assigned to it in Section 1.2 hereof.

     "CLOSING DATE" shall have the meaning assigned to it in Section 9.1 hereof.

     "COMMITMENT" shall have the meaning assigned to it in Section 2.3 hereof.

     "ENCUMBRANCE" shall mean any option, pledge, security interest, lien, charge, encumbrance, mortgage, trust deed, easement, lease, sublease, claim, right of way, covenant, condition or restriction (whether on sale, transfer or disposition or otherwise) whether imposed by agreement, law or otherwise, whether of record or otherwise.

     "ENVIRONMENTAL LAW" shall mean any law, statute, ordinance, rule, regulation, order or determination of any governmental authority or agency affecting the Phase I Property or the Remainder and pertaining to health or the environment including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the Resource Conservation and Recovery Act of 1986.

     "LOSSES" shall mean all actual liabilities, losses, costs, damages, penalties or expenses (including, without limitation, attorneys' fees and expenses and costs of investigation and litigation).

     "OP UNITS SELLERS" shall have the meaning assigned to it in
Section 1.2.2 hereof.

     "PARTNERSHIP ASSETS" shall mean all of the assets of the Partnership, which shall be the Remainder, the Phase I Property and may include an amount of cash as provided for herein.

     "PARTNERSHIP INTERESTS" shall mean the general and limited partnership interests in the Partnership.

     "PARTNERSHIP LIABILITIES" - none.

     "PHASE I PROPERTY" shall mean the following:

            (a) The term "PHASE I LAND" shall mean that certain parcel of real property located in the City of Arlington, County of Tarrant, State of Texas, and being more particularly described in EXHIBIT A attached hereto and incorporated herein by reference for all purposes, together with all rights and appurtenances pertaining to such real estate, including, without limitation, any and all rights of in and to all roads, alleys, easements, streets and ways adjacent to the same and, strips and gores and rights of ingress and egress thereto.

            (b) All improvements, structures and fixtures placed, constructed or installed on the Phase I Land shall be referred to herein as the "PHASE I IMPROVEMENTS."

            (c) All equipment, furnishings, materials, inventory, supplies and other tangible personal property owned by the Partnership, placed or installed on or about the Phase I Land or Phase I Improvements and used as part of or in connection therewith, including, without limitation, all leases or other occupancy agreements, keys, leasing materials and forms, records relating to tenants, security deposits, prepaid rentals, service contracts, maintenance agreements, bonds, and unexpired warranties, guarantees, bonds and the like relating to the Phase I Property shall be referred to herein as the "PHASE I PERSONAL PROPERTY".

            (d) All right, title and interest of the Partnership in and to (i) the right to the use of the trade name of Verandah Apartments, and goodwill relating thereto, (ii) all telephone exchange numbers related to the Phase I Improvements and (iii) all licenses and permits of any kind related to the use or operation of the Phase I Improvements and any all right, title and interest of the Partnership in and to and all other intangible property related to the Phase I Improvements are hereinafter collectively referred to as the "PHASE I INTANGIBLE PROPERTY."

            (e)  The Phase I Land, Phase I Improvements, Phase I
Personal Property, the Phase I Intangible Property and other matters covered hereby and relating to Phase I shall be referred to collectively herein as the "PHASE I PROPERTY."

     "PHASE II PROPERTY" shall mean the "Property" as defined in Section
1.1 of the Verandah Apartments Agreement.

     "PLANNED DONATION" shall mean the planned dedication of the Release Parcel to the City of Arlington, Texas.

     "PURCHASE PRICE" shall mean the cash to be paid and the securities to be delivered pursuant to Sections 1.2.1 and 1.2.2 hereof.

     "REMAINDER" shall mean a portion of a tract of land (the "ADJACENT LAND") which is shown on Sheet 1 of 3 of that certain survey dated September 23, 196, prepared by James G. Ferguson and titled "A Land Title Survey of 27.360 Acres of Land." A portion of the Adjacent Land is referred to on such survey as the "RELEASE PARCEL" and will be dedicated to the City of Arlington, Texas as park land, and the remainder thereof is referred herein to as the "Remainder" and will be retained by the Partnership. If the Release Parcel has not been so dedicated as of the Closing Date, then the term "Remainder" shall include the Release Parcel and Purchaser shall, following the Closing, cause the Partnership to so dedicate the Release Parcel.

     "VERANDAH APARTMENTS AGREEMENT" shall mean the agreement dated as of even date herewith between Verandah Phase II Limited Partnership, a Texas limited partnership (the "Phase II Partnership") and Purchaser.

      All other capitalized terms used herein without definition shall have the respective meanings given such terms in the Verandah Apartments Agreement.

                                  ARTICLE I
                                  ---------

                 PURCHASE AND SALE OF PARTNERSHIP INTERESTS

      1.1 PURCHASE AND SALE. Subject to the terms and conditions hereof, on the Closing Date the Sellers shall sell, transfer and deliver to Purchaser or an Affiliate of Purchaser, and Purchaser or an Affiliate of Purchaser shall purchase, acquire and accept delivery of, all of the Acquired Interests owned by such Sellers, so that Purchaser or an Affiliate of Purchaser shall thereby acquire 100% of the outstanding Partnership Interests.

      1.2 PAYMENTS AT CLOSING. Subject to the terms and conditions hereof, at the closing of the transactions contemplated hereby (the "CLOSING"):

            1.2.1 Purchaser or an Affiliate of Purchaser shall deliver to Phase I and M&B (together with Fairgrowth, the "CASH SELLERS"), by cashier's or certified check, or by wire transfer of immediately available funds to the account designated by such Sellers, an aggregate of $17,337,000, subject to adjustment as herein provided, which amount shall be allocated among them as they shall determine. Phase I and M&B shall be responsible for allocating to Fairgrowth its allocable shares of the such amount.

            1.2.2 Purchaser or an Affiliate of Purchaser shall issue to JSDP and TVA SP (together, the "OP UNITS SELLERS"), or to such parties as may be designated by such Sellers, an aggregate number of partnership interests in Purchaser ("OP UNITS") obtained by dividing (i) $1,053,000 by
(ii) the Average Closing Price. The Average Closing Price shall be equal to average per share price of a share of beneficial interest (a "Share") of Amli Residential Properties Trust, a Maryland real estate investment trust (the "REIT"), at the close of trading on the New York Stock Exchange for the ten trading days preceding the fifth business day prior to Closing. Each OP Units Seller's (or OP Units Seller's designee's) acquisition and ownership of the OP Units shall be subject to the execution of a letter (the "OP UNITS LETTER") in the form attached hereto as EXHIBIT B.
Purchaser shall also pay to the OP Units Sellers $25,000 in cash, which shall be remitted at Closing dirctly to the OP Unit Sellers' legal expenses in payment of legal expenses incurred in connection with this Agreement.

      1.3 PRORATIONS AND ADJUSTMENTS. Collected rents, operating expenses, ad valorem taxes on the Phase I Property and the Remainder for the current year, charges under the Phase I Approved Service Contracts (as hereinafter defined) and utility charges and all other income and expense related to the Phase I Property or the Remainder shall be prorated at the Closing, effective as of the Closing Date, utilizing the best available computations of such items. Sellers retain all rights to a refund of any existing utility deposits. If current ad valorem tax assessments are unavailable at Closing, said ad valorem taxes shall be adjusted based upon a ten percent (10%) increase over the prior year's taxes; provided, however, if for the prior year the Phase I Property was not taxed as a completed and operating apartment project, then the ad valorem tax assessment shall be prorated based upon a written estimate of such taxes, prepared by an independent, local real estate tax consultant, such estimate to be reasonably acceptable to Purchaser and Sellers; provided further, all special tax assessments made by any taxing authority with respect to the Phase I Property prior to Closing shall be the sole responsibility of Sellers and shall be paid by Sellers at Closing. Such prorations shall be subject to reprorations at such time as actual numbers are available or in the event that is determined that any prorated item may not have been mathematically calculated correctly. Sellers shall be entitled to any and all cash and cash equivalents owned by the Partnership as of the Closing, and Purchaser shall cooperate with Sellers after the Closing to distribute to Sellers any such cash or cash equivalents. Delinquent rents collected by the Partnership after the Closing shall be remitted by Purchaser to the Cash Sellers upon receipt thereof by the Partnership; provided, however, that the Partnership shall be under no obligation to collect such rents and all rentals received shall be applied first to current rents and then to delinquent rents. Purchaser shall receive a credit against the Purchase Price for tenant security deposits that are not yet forfeited and the security deposits of all tenants who have moved out within five (5) business days prior to the Closing. Purchaser shall assume responsibility for such deposits and shall determine the amount of such deposits to refund, and any balance not refunded shall be retained by Purchaser. All adjustments shall be cumulated for a period of six months after the Closing Date, at which time a final adjustment shall be made to the Purchase Price, and no adjustments thereafter shall be made. The prorations shall be made by adjustment to the cash portion of the Purchase Price.


                                 ARTICLE II


                      GUARANTY OPTION AND REVIEW PERIOD


      2.1 OP UNITS SELLERS' GUARANTY OPTION. Each OP Units Seller, at such OP Units Seller's option, or one or more of such OP Units Seller's partners or shareholders, as the case may be, shall have the right, but not the obligation, to guaranty its pro rata portion (based upon its percentage interest in the Partnership) of up to an aggregate of Four Million, Eight Hundred Thousand and No/100 Dollars ($4,800,000) of the indebtedness to be secured by the Phase I Property, on terms and conditions reasonably acceptable to Purchaser, each such OP Units Seller and Purchaser's lender. Each OP Units Seller, or such partners or shareholders, as the case may be, shall have a period of up to ten (10) days after the date hereof to negotiate the form of such guaranty. Each OP Units Seller hereby agrees to, and to cause its respective partners or shareholders to, as the case may be, use its reasonable best efforts to negotiate such a guaranty. If any OP Units Seller, or such partners or shareholders, as the case may be, shall not have negotiated a form of guaranty reasonably acceptable to the Purchaser within such ten-day period, such OP Units Seller shall have the right to terminate this Agreement as to itself and all other Sellers by written notice to the Purchaser on or before the expiration of such ten-day period, and the parties hereto shall have no further liabilities one to the other, except obligations which expressly survive any termination hereof. If no OP Units Seller shall have so terminated this Agreement within such period, this Section 2.1 shall be deemed deleted from this Agreement. If any OP Units Seller, or such OP Units Seller's partners or shareholders, as the case may be, shall negotiate an acceptable form of guaranty, such OP Units Seller shall so notify Purchaser and provide Purchaser with a copy thereof and with copies of any amendments thereof or notices related thereto. Any such guaranty shall confer no rights upon the guarantor, particularly no right of reimbursement and contribution. The guarantor's consent shall not be required in connection with any prepayment, sale and assumption, modification, amendment, extension, refinancing or any other matter related to such financing; provided, however, any such action undertaken by Purchaser shall not increase any liability under such guaranty or amend the terms of the guaranty. Purchaser makes no representation or warranty of any kind or nature as to such guaranty, including no representation or warranty as to tax consequences and whether Purchaser's lender will permit the same. Purchaser undertakes no obligations or covenants in connection with the same. During the seven-year period beginning on the Closing Date, Purchaser may not voluntarily prepay the debt secured by the Phase I Property (the "PHASE I DEBT") unless it gives each guarantor the opportunity to guaranty other debt of Purchaser, if any, of the same character for tax purposes as the Phase I Debt which guaranty would enable such guarantor to preserve its tax position; provided, that if Purchaser involuntarily prepays or is required to prepay the Phase I Debt so that the outstanding balance thereof is less than $4,800,000, Purchaser will cooperate with each guarantor in enabling such guarantor to guaranty other debt of Purchaser, if any, of the same character for tax purposes as the Phase I Debt which guaranty would enable such guarantor to preserve its tax position.

      2.2 REVIEW PERIOD. For a period (the "REVIEW PERIOD") beginning on the earlier to occur of (i) the date the OP Units Sellers notify Purchaser that they, or their respective partners or shareholders, as the case may be, have all negotiated an acceptable form of guaranty pursuant to Section
2.1 above and (ii) the expiration of the ten-day period set forth in
Section 2.1 above (such earlier date is hereby referred to as the "DUE DILIGENCE PERIOD COMMENCEMENT DATE") and expiring on the later to occur of
(x) forty-five days after the Due Diligence Period Commencement Date and
(y) one business day after the Partnership acquires ownership of the Phase I Property, Purchaser shall have the right to have performed any and all inspections or studies of the Phase I Property and the Remainder which Purchaser may desire, including but not limited to the status of the ownership thereof any Encumbrances thereon, a physical and mechanical inspection (including all building and construction plans and specifications related to the Phase I Improvements as well as those maintained by municipal building departments or any other governmental agencies), subject to the rights of tenants, an environmental inspection, a feasibility study, an inspection of all leasing and maintenance files and all books and records and financial information pertaining thereto. In connection therewith, Sellers agree to cause to be made available to Purchaser for its review, as soon as possible after the date hereof, similar items as made available pursuant to Section 5.1.3 of the Verandah Apartments Agreement, pertaining to the Phase I Property and (to the extent applicable thereto) the Remainder. Purchaser shall coordinate all of Purchaser's inspections and investigations with Sellers in advance, and at Sellers' option, shall be accompanied by Sellers or a representative of Sellers. Purchaser shall have the right to make and retain copies of any document or item reviewed by Purchaser during its inspection (if Purchaser terminates this Agreement for any reason, Purchaser shall return all of such copies to Sellers). On or before the expiration of the Review Period, Purchaser shall send to Sellers a notice setting forth the service contracts pertaining to the Phase I Property (the "PHASE I APPROVED SERVICE CONTRACTS") which Purchaser agrees may remain binding on the Partnership. If Purchaser shall not notify Sellers of any Phase I Approved Service Contracts, then it shall be assumed that the Purchaser does not desire any service contracts to remain binding on the Partnership. Sellers shall be responsible, at their cost and expense, to cause the Partnership to terminate all contracts which Purchaser does not desire to remain binding on the Partnership, with such termination to be effective thirty (30) days after the Closing. Sellers shall, or shall cause the Partnership to, terminate, at their cost and expense, effective as of the Closing Date, the existing APS security monitoring contract; provided, however, that if any lease requires that security monitoring be provided, Purchaser shall be solely responsible for ensuring that such requirements are satisfied following the Closing. If Purchaser shall find such inspections or studies to be unsatisfactory, for any reason, or if Purchaser otherwise determines that the Phase I Property is not suitable to it, for any reason whatsoever, in Purchaser's sole discretion, Purchaser shall have the right, at its option, to terminate this Agreement by written notice delivered to Sellers prior to the expiration of said Review Period and, upon such termination, the parties hereto shall have no further liabilities one to the other, except obligations which expressly survive any termination hereof.

      Purchaser shall indemnify and hold Sellers harmless from any injuries, accidents or damage to or on the Property caused by Purchaser or Purchaser's inspecting agents during Purchaser's inspections, such indemnity to survive the termination of this Agreement. Notwithstanding the foregoing, Purchaser's indemnity shall not cover any loss, claim or damage to the Property or to any person directly related to environmental issues or the existence of any hazardous waste or materials on the Phase I Property or the Remainder, including but not limited to Purchaser's inspection causing existing hazardous materials to be released or for causing any existing environmental concern or problem to become exacerbated, except to the extent any such loss, claim or damage is solely caused by the negligence of any one or more of Purchaser or its agents or contractors. With respect to inspecting individual apartment units, Purchaser shall give Sellers notice (which may be oral or written) of Purchaser's desire to inspect such units at least one (1) day in advance of the inspection. Purchaser shall not interfere with any occupants of the Phase I Property in conducting its inspections. If Purchaser shall not have terminated this Agreement on or before the expiration of the Review Period, then Purchaser shall be deemed to have waived its rights to terminate pursuant to this Section 2.2. Purchaser shall maintain in confidence all information obtained by Purchaser in connection with the Phase I Property or the Remainder (provided that Purchaser may share such information with Purchaser's attorneys, consultants, advisors, prospective partners, lenders and the like, and as required by requirements of the Securities and Exchange Commission) and shall not use such information or permit such information to be used for any purpose other than Purchaser's decision whether to purchase the Property. Purchaser's obligations under this Section 2.2 shall survive the termination of this Agreement.

      2.3 TITLE AND SURVEY REVIEW. Sellers, at Sellers' sole cost and expense, shall, within five (5) days after the date hereof, deliver to Purchaser a commitment for Title Insurance or a Commitment to Insure (the "COMMITMENT") dated no earlier than the date hereof, issued by Chicago Title Insurance Company (the "TITLE COMPANY") through its agent American Title Company, 1330 Summit Avenue, Fort Worth, Texas 76102 (phone: 817-335-5741, fax: 817-654-9304) (Attn: Ms. JoAnna Cloud) (the "ESCROW AGENT"), showing (i) title to the Phase I Property to be good and indefeasible and vested in Verandah Condominiums (hereafter defined) and (ii) title to the Remainder to be good and indefeasible and vested in the Partnership, both together with true, correct and legible copies of all items and documents referred to on Schedule B therein. Seller has delivered to Purchaser a Survey (the "SURVEY") of the Phase I Property and the Remainder, prepared by Landes & Associates, Inc., and dated

October 15, 1996. Purchaser shall have ten (10) business days after receipt of the Commitment and copies of the exception documents to examine the condition of title and the Survey and approve or disapprove the same. Those items listed in the Commitment or shown on the Survey and not disapproved of by Purchaser or waived by Purchaser's failure to timely terminate this Agreement as hereinafter provided shall be referred to as the "PERMITTED EXCEPTIONS". In the event that Purchaser disapproves of all or any item referred to in the Commitment or shown on the Survey, Sellers shall have a period of ten (10) business days after receipt of Purchaser's written notice of title and/or survey objections within which they may, but without obligation, cure or remove such exceptions provided, however, Sellers shall, as of the Closing (or at Sellers' expense cause the Partnership to do the same), pay, discharge, bond around or otherwise cause to be released any liens which are Cure Items (hereinafter defined). In the event Sellers fail or refuse to, or at Sellers' expense cause the Partnership to, cure all of such items within such ten (10) business day cure period, or in the event that Sellers notify Purchaser (the "CURE NOTICE") of which items they will cure (the "CURE ITEMS") and which items they will not cure, Purchaser shall have the right, exercisable within five
(5) days after the earlier of (i) the expiration of said ten (10) business day cure period or (ii) receipt of Sellers' Cure Notice indicating that Sellers will not cure all of Purchaser's objections, to terminate this Agreement, whereupon the parties hereto shall be released from all obligations hereunder except obligations which expressly survive the termination hereof. If Purchaser shall not so terminate, Sellers shall cure, or cause the Partnership to cure, all Cure Items and shall deliver the Partnership Interests with the Partnership owning title in its existing condition with the Cure Items having been cured and Purchaser shall, by failing to timely terminate this Agreement within the time period set forth above, shall be deemed to have waived any objections to such title which have not been cured except as to any uncured Cure Item and warranties contained in the documents of conveyance, and all such waived objections shall constitute Permitted Exceptions for purposes hereof. In connection with addressing any of Purchaser's objections as provided for in this
Section 2.3 above, Sellers agree to have the Survey updated to a date not earlier than the date of Purchaser's comment letter and to correct the certification so the same is certified in favor of the Partnership, Purchaser, or any assignee and/or lender of Purchaser identified to Sellers prior to such time (the Survey currently being certified in favor of Purchaser's general partner).


                                 ARTICLE III

                       REPRESENTATIONS AND WARRANTIES
                               OF THE SELLERS

      3.1   OWNERSHIP OF ACQUIRED INTERESTS.

            3.1.1 Phase I represents and warrants that it owns and has 1% of the Partnership Interests, and at the Closing shall transfer to Purchaser, good and valid title to the Acquired Interests to be transferred by it to Purchaser at the Closing, free and clear of all Encumbrances.
None of the Acquired Interests being sold by Phase I is
      subject to any restriction on transfer, except as set forth in the Partnership Agreement and/or Encumbrances which will be released at Closing, and no other person or entity has any right, title or interest in or to such Partnership Interests. Neither Phase I nor any of its Affiliates has any contract, agreement, arrangement or understanding with respect to the sale or other disposition of the Partnership Interests to be transferred by it to Purchaser at the Closing.

            3.1.2 M&B represents and warrants that its owns and has an aggregate of 80.4% of the Partnership Interests, and at the Closing shall transfer to Purchaser, good and valid title to the Acquired Interests to be transferred by it to Purchaser at the Closing, free and clear of all Encumbrances. None of the Acquired Interests being sold by M&B is subject to any restriction on transfer, except as set forth in the Partnership Agreement and/or Encumbrances which will be released at Closing, and no other person or entity has any right, title or interest in or to such Partnership Interests. Neither M&B nor any of their respective Affiliates has any contract, agreement, arrangement or understanding with respect to the sale or other disposition of the Partnership Interests to be transferred by it to Purchaser at the Closing.

            3.1.3. JSDP represents and warrants that it owns and has 1% of the Partnership Interests, and at the Closing shall transfer to Purchaser, good and valid title to the Acquired Interests to be transferred by it to Purchaser at the Closing, free and clear of all Encumbrances.
None of the Acquired Interests being sold by JSDP is subject to any restriction on transfer, except as set forth in the Partnership Agreement and/or Encumbrances which will be released at Closing, and no other person or entity has any right, title or interest in or to such Partnership Interests. Neither JSDP nor any of its Affiliates has any contract, agreement, arrangement or understanding with respect to the sale or other disposition of the Partnership Interests to be transferred by it to Purchaser at the Closing.

            3.1.4 TVA SP represents and warrants that it owns and has 14% of the Partnership Interests, and at the Closing shall transfer to Purchaser, good and valid title to the Acquired Interests to be transferred by it to Purchaser at the Closing, free and clear of all Encumbrances.
None of the Acquired Interests being sold by TVA SP is subject to any restriction on transfer, except as set forth in the Partnership Agreement and/or Encumbrances which will be released at Closing, and no other person or entity has any right, title or interest in or to such Partnership Interests. Neither TVA SP nor any of its Affiliates has any contract, agreement, arrangement or understanding with respect to the sale or other disposition of the Partnership Interests to be transferred by it to Purchaser at the Closing. Donald L. Pilkinton and James E. Sowell are the sole partners of TVA SP.

            3.1.5 Fairgrowth represents and warrants that its owns and has an aggregate of 3.6% of the Partnership Interests, and at the

      Closing shall transfer to Purchaser, good and valid title to the Acquired Interests to be transferred by it to Purchaser at the Closing, free and clear of all Encumbrances. None of the Acquired Interests being sold by Fairgrowth is subject to any restriction on transfer, except as set forth in the Partnership Agreement and/or Encumbrances which will be released at Closing, and no other person or entity has any right, title or interest in or to such Partnership Interests. Neither M&B nor any of their respective Affiliates has any contract, agreement, arrangement or understanding with respect to the sale or other disposition of the Partnership Interests to be transferred by it to Purchaser at the Closing.

      3.2 DUE FORMATION. The OP Unit Sellers represent and warrant as follows: The Partnership is a limited partnership duly formed and validly existing under the laws of the State of Texas with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Partnership does not conduct business or own any property in any jurisdiction other than Texas, the conduct or ownership of which would require qualification. The Partnership does not hold any interest in any other security issued by a corporation or other entity.

      3.3   DUE AUTHORIZATION.

            3.3.1    Each of the Cash Sellers represents and warrants that
(i) it is a partnership or corporation duly formed or incorporated, validly existing and in good standing under the laws of the State of its formation or incorporation and (ii) the execution, delivery and performance of this Agreement by the Cash Sellers has been duly authorized by all necessary action on the part of the Cash Sellers, and the Cash Sellers have full power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Cash Sellers, and constitutes the legal, valid and binding obligation of the Cash Sellers, enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity. The execution, delivery and performance of this Agreement and all other instruments, agreements, certificates and documents contemplated hereby by the Cash Sellers do not and will not on the Closing Date: (i) violate or conflict with (A) any term or provision of the partnership agreement or the certificate of incorporation or bylaws of any Cash Seller;
(B) any decree or judgment of any court or Governmental Authority which may be applicable to or binding on any Cash Seller or the Partnership Interests of any Cash Seller, except where any such violation or conflict would not have a material adverse effect on the Cash Sellers' ability to consummate the transactions contemplated hereby; (C) any law, statute, rule or regulation to which any Cash Seller is subject; (ii) violate or conflict with, or result in a breach of, or constitute a default (or an event of default) under, or result in the creation of any Encumbrance upon, any of the Partnership Interests owned by any Cash Seller except for Encumbrances to be released as of the Closing; or (iii) permit the acceleration of the maturity of any indebtedness secured by any Partnership

      Interests owned by any Cash Seller, except for Encumbrances which will be released as of the Closing.

            3.3.2 Each of the OP Units Sellers represents and warrants that (i) it is a partnership or corporation duly formed or incorporated, validly existing and in good standing under the laws of the State of its formation or incorporation and (ii) the execution, delivery and performance of this Agreement by the OP Units Sellers has been duly authorized by all necessary action on the part of the OP Units Sellers, and the OP Units Sellers have full power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the OP Units Sellers, and the OP Units Sellers have not taken any action which would cause this Agreement not to constitute the legal, valid and binding obligation of the OP Units Sellers, enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity. The execution, delivery and performance of this Agreement and all other instruments, agreements, certificates and documents contemplated hereby by the OP Units Sellers do not and will not on the Closing Date, except for Encumbrances which will be released at the Closing: (i) violate or conflict with (A) any term or provision of the Partnership Agreement of the Partnership; (B) any term or provision of the partnership agreement or the certificate of incorporation or bylaws of any OP Units Seller; (C) any decree or judgment of any court or Governmental Authority which may be applicable to or binding on any OP Units Seller, the Partnership, the Partnership Assets or the Partnership Interests, except where any such violation or conflict would not have a material adverse effect on the OP Unit Sellers' ability to consummate the transactions contemplated hereby;
(D) any law, statute, rule or regulation to which any OP Units Seller or the Partnership is subject; (ii) violate or conflict with, or result in a breach of, or constitute a default (or an event of default) under, or result in the creation of any Encumbrance upon, any of the Partnership Assets or the Partnership Interests, except where any such violation or conflict would not have a material adverse effect on the OP Unit Sellers' ability to consummate the transactions contemplated hereby; or (iii) permit the acceleration of the maturity of any indebtedness of the Partnership, or any indebtedness secured by any of the Partnership Assets or the Partnership Interests, except for Encumbrances which will be released as of the Closing.

      3.4   NO OTHER AGREEMENT.

            3.4.1 The Cash Sellers represent and warrant that neither the Cash Sellers nor the Partnership nor any of their respective Affiliates has any contract, agreement, arrangement or understanding, with respect to the sale or other disposition of the Partnership Interests owned by the Cash Sellers except as set forth in this Agreement.

            3.4.2 The OP Units Sellers represent and warrant that neither the OP Units Sellers nor the Partnership nor any of their respective Affiliates has any contract, agreement, arrangement or understanding, other than the Verandah Apartments Agreement, with respect to the sale or other disposition of the Partnership Assets or the Partnership Interests owned by the OP Units Sellers except as set forth in this Agreement. No person, firm or corporation or other entity has any right or option to acquire the Phase I Property, or any part thereof, or any other Partnership Assets from the Partnership.

      3.5   CONSENTS.

            3.5.1. The Cash Sellers represent and warrant that as of the Closing Date, the Cash Sellers shall have obtained all necessary consents and permissions related to the transfer of the Acquired Interests to be conveyed by them as herein contemplated and required under any covenant, agreement, Encumbrance, law or regulation which is applicable to any Cash Seller, other than consents which would not prevent the transactions from closing on a timely basis or result in a material liability.

            3.5.2 The OP Units Sellers represent and warrant that as of the Closing Date, the OP Units Sellers shall have obtained all necessary consents and permissions related to the transfer of the Acquired Interests to be conveyed by them as herein contemplated and required under any covenant, agreement, Encumbrance, law or regulation which is applicable to any OP Units Seller, other than consents which would not prevent the transactions from closing on a timely basis or result in a material liability.

      3.6 TAXES. As used in this Section 3.6 or in Article XI, "TAX" or "TAXES" are defined to include all taxes, however denominated, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such taxes), real property gain taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Partnership or the Sellers are required to pay, withhold or collect, imposed with respect to the assets or operations of the Partnership. As used in this Section 3.6, "TAX RETURN" is defined as any return, report, information return schedule or other document (including, without limitation, any related or supporting information or schedule, such as self-employment schedules and returns, federal tax Form 1099's for all applicable transactions, property tax filings, sales and use tax returns, federal and state payroll reports and federal tax Form 5500's) filed or required to be filed with any federal, state, local or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

      The OP Units Sellers represent and warrant that:

            3.6.1 The Partnership has timely filed (or has had timely filed on its behalf) or will timely file or cause to be timely filed, all Tax Returns required by applicable law to be filed by it prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all respects.

            3.6.2 No audit by a Tax authority is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, the Partnership. No issue has been raised by any Tax authority in any audit of the Partnership that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against the Partnership. There are no liens for Taxes upon the assets of the Partnership, except liens for current Taxes not yet due.

            3.6.3 The Partnership has not given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or has executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

            3.6.4 There are no changes in the tax accounting methods subject to Section 481(a) of the Internal Revenue Code of 1986, as amended (the "CODE") which have an ongoing effect on the Partnership.

            3.6.5 Each Seller other than Phase I and Fairgrowth is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate within the meaning of Section 1445 of the Code.

            3.6.6 The Partnership is, and has been since its formation, classified as a partnership and not as an association taxable as a corporation for Federal income tax purposes for any and all periods up to and including the Closing. The IRS has not challenged or threatened to challenge the status of the Partnership as a partnership and not an association taxable as a corporation for Federal income tax purposes. All Tax Returns and other filings have been filed on a basis consistent with such position for Federal income tax purposes.

      3.7 ASSETS, LIABILITIES AND ACTIVITIES OF THE PARTNERSHIP. The OP Unit Sellers represent and warrant that the Partnership has no liabilities, contingent or otherwise, other than liabilities which are either (i) prorated pursuant to Section 1.3 hereof, (ii) otherwise referred to or dealt with hereunder or under the Verandah Apartments Agreement, (iii) paid in full at the Closing or (iv) which Purchaser would have had or incurred had it purchased the Phase I Property and the Remainder rather than the Acquired Interests.

      As to Sections 3.8 through 3.19, each of Phase I and the OP Units Sellers (for purposes of Section Sections 3.8 through 3.19, the term "Sellers" shall mean only Phase I and the OP Units Sellers"), severally and not jointly, represents and warrants that:

      3.8 ZONING. No Seller has received any written notice or has any knowledge of any pending or proposed changes or modifications to the current zoning of the Phase I Property or the Remainder.

      3.9 LITIGATION. To each Seller's knowledge, except for the Planned Donation and except as reflected in the Commitment, there are no existing or pending litigation, claims, condemnations or sales in lieu thereof, with respect to any aspect of the Phase I Property or the Remainder or other Partnership Assets nor, to the knowledge of such Seller, have any such actions, suits, proceedings or claims been threatened or asserted.

      3.10 LEASES. The executed copies of the leases to be made available for Purchaser's inspection (and to be a Partnership Asset at the Closing) shall be, to each Seller's knowledge, true and correct, and shall constitute all leases or occupancy agreements affecting the Phase I Property. Seller has not received any written notice from any tenant that the Partnership is in default under any such lease. There are no leases or occupancy agreements affecting the Remainder. To such Seller's knowledge, except as set forth on a rent roll for the Phase I Property (the "RENT ROLL") to be delivered pursuant to Section 2.2, there is not in existence any condition or fact which with notice or passage of time or both, shall constitute a material default by either the landlord or by the tenant under such leases. To each Seller's knowledge: other than as shown on the Rent Roll, no such tenants shall be entitled to any rebates, rent concessions or free rent; other than as shown on the Rent Roll, no written commitments have been made to any tenant for repairs or improvements other than a general landlord requirement for normal maintenance in the future; no rents due under any such tenant leases have been assigned, hypothecated or encumbered other than to the holders of indebtedness to be released at Closing; and other than as shown on the Rent Roll there are no leasing fees, leasing commissions, locator fees or similar charges payable to any person or entity in regard to the Phase I Property.

      3.11 COMPLIANCE WITH LAW. No Seller has any knowledge, and has not received any written notice, of any lack of compliance with applicable setback requirements and other applicable laws, statutes, ordinances, codes, covenants, conditions or restrictions of any kind or nature affecting the Phase I Property or the Remainder, including zoning, building, health, fire, safety or similar laws and ordinances, orders or regulations, or the certificate or certificates of occupancy issued or to be issued for the Phase I Property. Notwithstanding the foregoing, (i) as to the retaining walls on the Phase I Property, each Seller discloses that it understands that the same would not be in compliance with applicable building codes if constructed as of the date hereof in their current manner; (ii) the Remainder has not, as of this date, been platted as a separate lot; and (iii) Sellers make no representation or warranty as to whether the Phase I Improvements are in compliance with applicable building codes if constructed as of the date hereof in their current manner.

      3.12 ACCESS/UTILITIES. No Seller has any knowledge of any proposed termination or reduction of the current access from the Phase I Property to existing thoroughfares, or of any reduction in or to sewer or other utility services presently serving the Phase I Property, other than those matters shown on the Commitment

      3.13 ABSENCE OF BANKRUPTCY PROCEEDINGS. There are no attachments, executions, assignments for the benefit of creditors or voluntary or, to such Seller's knowledge, involuntary proceedings in bankruptcy pending against or contemplated by Sellers or the Partnership, and to the knowledge of each Seller, no such actions have been threatened against it or the Partnership.

      3.14 NO DEFAULTS OR VIOLATIONS. Neither the execution and delivery of this Agreement by Sellers nor Sellers' performance of their obligations hereunder will result in a violation or breach of any term or provision or constitute a default or accelerate the performance required under any other agreement or document to which any of the Sellers is a party or is otherwise bound (subject to satisfaction of requirements of any loan documents evidencing or securing debt which is secured by the Phase I Property) and to Sellers' knowledge will not constitute a violation of any law, ruling, regulation or order to which any Seller is subject.

      3.15 UTILITIES. No Seller has any knowledge nor has it received any notice of any proposed reductions or changes to the utilities (including but not limited to, water, storm and sanitary sewers, gas, electricity and telephone facilities) currently serving the Phase I Property. Each Seller has no knowledge of any contingent liabilities, costs, expenses, or outstanding assessments, including, without limitation, "tap-in fees", which may be incurred by the Partnership as a condition to the use or enjoyment of such utilities except for normal fees and expenses, including deposits, which may become payable in connection with the transfer of utility services to the Partnership and thereafter to Purchaser.

      3.16 ENVIRONMENTAL LAWS. To Seller's knowledge, neither the Phase I Property, the Remainder, the Partnership nor any Seller are in violation of any existing, applicable Environmental Law and are not subject to any existing, pending or threatened investigation or inquiry by any governmental authority and are not subject to any remedial action or obligations under any Environmental Law. To Seller's knowledge, no underground storage tanks are now and were not previously located on the Phase I Property or the Remainder. To Seller's knowledge, no hazardous substances or toxic wastes have been disposed of on the Phase I Property or the Remainder in violation of Environmental Laws. To the knowledge of each Seller, during the Partnership's ownership of the Phase I Property and Verandah Condominiums' ownership of the Phase I Property, neither the Partnership nor Verandah Condominiums have violated any Environmental Law.

      3.17 ABSENCE OF LIENS OR ASSESSMENTS. No Seller has received any written notice or has any knowledge of any pending improvements, liens or special assessments to be made against the Phase I Property or the Remainder by any governmental authority except for any matter set forth in the Commitment. Neither Sellers, nor to the best of each Seller's knowledge, any prior owner, have applied for or been granted an agricultural tax exemption so that the Phase I Property or the Remainder would be subject to any "roll back" taxes.

      3.18 NO UNPAID BILLS OR CLAIMS. As of the Closing Date there will be no unpaid bills or claims in connection with the construction of or any repairs to the Phase I Property or the Remainder by or on behalf of the Partnership.

      3.19 CONTRACTS. As of the Closing Date, neither the Partnership nor the Phase I Property or the Remainder will be obligated under any employment, maintenance, management or service contract pertaining to the Phase I Property or the Remainder which cannot be canceled or terminated upon written notice of thirty (30) days or less, except for the Phase I Approved Service Contracts and matters reflected in the Commitment.

      As used in Sections 3.8 through 3.19, references to a Seller's knowledge, when used in any context, or in any combination, including where reference is made to "best" knowledge, shall be limited to the current, actual knowledge, without investigation or inquiry (except as set forth below), of Rudy Bratty and Don Pilkinton. Prior to Sellers' execution hereof, Sellers have provided copies of these representations and warranties to Mr. Pilkinton, who through his involvement in the original construction of the Phase I Property and his current involvement as liaison between Sellers and the current property manager, would be in a position to have some knowledge regarding the subject of these representations and warranties. Further, Sellers have provided copies of these representations and warranties to Sarah Holbrook, the direct property supervisor of the Phase I Property, and Ms. Holbrook has indicated to Sellers that she believes these representations and warranties to be true and correct in all material respects. Neither Mr. Bratty, Mr. Pilkinton nor Ms. Holbrook shall be deemed to have made any of these representations and warranties in any personal capacity.

      PURCHASER AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SELLERS DO NOT AND HAVE NOT MADE ANY REPRESENTATIONS OR WARRANTIES TO PURCHASER REGARDING THE PHASE I PROPERTY.

                                 ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to the Sellers and the Partnership as follows:

      4.1 DUE ORGANIZATION. Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

      4.2 DUE AUTHORIZATION. Purchaser represents and warrants that the execution, delivery and performance of this Agreement by Purchaser has been duly authorized by all necessary action on the part of Purchaser, and Purchaser has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity. The execution, delivery and performance of this Agreement and all other instruments, agreements, certificates and documents contemplated hereby by Purchaser do not and will not on the Closing Date: (i) violate or conflict with (A) any term or provision of the partnership agreement of Purchaser; (B) any decree or judgment of any court or Governmental Authority which may be applicable to or binding on Purchaser, the partnership assets of Purchaser or the partnership interests in Purchaser;
(C) any law, statute, rule or regulation to which Purchaser is subject;
(ii) violate or conflict with, or result in a breach of, or constitute a default (or an event of default) under, or result in the creation of any Encumbrance upon, any of the partnership assets of Purchaser or the partnership interests in Purchaser; or (iii) permit the acceleration of the maturity of any indebtedness of Purchaser or any indebtedness secured by any of the partnership assets of Purchaser or the partnership interests in Purchaser.

      4.3 CONSENTS. No notice to, filing with, authorization of, exemption by, or consent of any person, entity, or public or Governmental Authority is required in order for Purchaser to consummate the transactions contemplated hereby.

      4.4 REGISTRATION OF SHARES. The Shares which may be issued upon exchange of OP Units issued pursuant hereto will be issued pursuant to an effective registration statement under the Securities Act.

                                  ARTICLE V

                            COVENANTS OF SELLERS

     Each of the Sellers agrees, as to itself only, that from the date hereof to the Closing Date:

      5.1 IMPLEMENTING AGREEMENT. Each of the Sellers will, and shall cause the Partnership to, take all actions and do all things necessary, proper, or advisable to fulfill their obligations under this Agreement and to consummate the transactions contemplated hereby.

      5.2 ADDITIONAL ACTIONS. Each of the Sellers will take all additional steps as may be required to put Purchasers in exclusive possession and operating control of the assets, properties and business of the Partnership, including the following actions: if requested by Purchaser, each Seller will execute and deliver an amendment to, or a restatement of, the Partnership Agreement, and also amendments, if any, to the Partnership's fictitious name filings, all as prepared by Purchaser's legal counsel and in form and substance acceptable to Purchaser and to Sellers, acting reasonably (it being understood that none of the foregoing documents will increase Sellers' liabilities beyond the level they would have been without the execution of such documents).

      5.3 PRESERVATION OF PARTNERSHIP INTERESTS. Each Seller agrees that such Seller will not sell, assign, transfer, pledge or otherwise dispose of any interest in such Seller's Partnership Interests, except as expressly contemplated by this Agreement.

      5.4 PRESERVATION OF OWNERSHIP OF PHASE I PROPERTY. No Seller shall, and shall not cause the Partnership to, sell, assign or create any right, title or interest whatsoever in or to the Phase I Property or the Remainder or create any lien, Encumbrance or charge thereon, other than liens or Encumbrances either noted in the Commitment or those which shall be released at Closing. The foregoing shall not limit or impair the Partnership's right or ability to enter into leases and service contracts in the ordinary course of operating the Phase I Property.

      5.5 NO DEFAULT. Neither Phase I nor any OP Units Seller shall, and each of Phase I and the OP Units Sellers shall cause the Partnership not to, do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any contract, agreement or understanding to which the Partnership, the Partnership Assets or the Partnership Interests are subject, the breach of which would have an adverse effect on the financial condition, operation or prospects of the Partnership or on any of the Partnership Assets or the Partnership Interests. M&B shall not take any affitmative action permitting the Partnership to do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any contract, agreement or understanding to which the Partnership, the Partnership Assets or the Partnership Interests are subject, the breach of which would have an adverse effect on the financial condition, operation or prospects of the Partnership or on any of the Partnership Assets or the Partnership Interests.

      5.6 COMPLIANCE WITH LAWS. Phase I and the OP Units Sellers shall cause the Partnership to, and M&B will not take any affirmative action which would permit the Partnership to fail to, duly comply with all laws, statutes, regulations, rules and orders applicable to the business or operation of the Partnership or as may be required for the valid and effective transfer and assignment of the Partnership Interests. Each Seller agrees to promptly notify Purchaser of any fact of which such Seller becomes aware which would cause the representation set forth in Section
3.16 to become false and of any notice that such Seller receives regarding the matters set forth in Section 3.16.

      5.7 OPERATION OF THE PARTNERSHIP AND THE PHASE I PROPERTY. From and after the date hereof with respect to the Remainder, and from and after the time the Partnership acquires ownership of the Phase I Property with respect to the Phase I Property:

            5.7.1 Phase I and the OP Units Sellers shall cause the Partnership to, and M&B will not take any affirmative action which would permit the Partnership to fail to, operate and maintain the Phase I Property through Closing in substantially the same manner as heretofore operated and maintained, reasonable and ordinary wear and tear and damage by fire or casualty excepted. Phase I and the OP Units Sellers shall cause the Partnership to, and M&B will not take any affirmative action which would permit the Partnership to fail to, make-ready all rental units of the Phase I Property vacated at least ten (10) days prior to the Closing Date to a condition consistent with current practices with respect to the Phase I Property, and as of the Closing all such vacated units shall be ready for occupancy by a new tenant. In the event any unit vacated at least ten (10) days prior to the Closing Date has not been made ready for occupancy to a condition consistent with current practices with respect to the Phase I Property as of the Closing Date, Purchaser and Sellers shall agree upon an appropriate amount which shall be credited to the Purchase Price; in the event Purchaser and Sellers are unable to agree on an appropriate amount, the Broker (as defined herein) shall determine a fair and reasonable amount which shall be credited to the Purchase Price. During the term of this Agreement, Purchaser, or its authorized agents, shall be given reasonable access to the Phase I Property in order to prepare for an orderly transition of management thereof.

            5.7.2 All permits, licenses and occupancy certificates, including, but not limited to, all building and use permits and a certificate of occupancy, which have been obtained on all operations to date and are currently in effect shall be maintained through Closing, to the extent required by applicable legal requirements.

            5.7.3 Phase I and the OP Unit Sellers shall, and shall cause the Partnership to, and M&B will not take any affirmative action which would permit the Partnership to fail to, conduct the Partnership's leasing activities in the normal course of business and shall execute no new tenant leases other than on the form of lease currently used with respect to the Phase I Property or such other form as may be approved by Purchaser, with such new tenant leases being for a term (including renewals) no longer than twelve (12) months past the Closing Date without Purchaser's prior written approval. Further, none of Phase or the OP Unit Sellers shall, and shall not permit the Partnership to, nor shall M&B take any affirmative action which would permit the Partnership to, grant any leasing concessions which are not currently being offered at the Phase I Property without Purchaser's prior written consent. Phase I and the OP Units Sellers shall cause the Partnership to, and M&B will not take any affirmative action which would permit the Partnership to fail to, quote all rents and leases without monitored alarms unless the resident contracts individually with the monitoring service.

            5.7.4 Neither Phase I nor any OP Units Seller shall allow the Partnership to, nor shall M&B take any affirmative action which would permit the Partnership to, transfer or remove any Phase I Personal Property or fixtures from the Phase I Property subsequent to the date hereof, except for purposes of replacement thereof, in which case such replacements shall be promptly installed prior to Closing and shall be comparable in quantity and quality to the item(s) being replaced. All Phase I Personal Property and fixtures, including all HVAC equipment, are and will be on the Closing Date on the Phase I Property and in substantially the same condition as currently existing, reasonable and ordinary wear and tear and damage by fire or casualty excepted.

            5.7.5 Phase I and the OP Units Sellers shall satisfy, or shall cause the Partnership to, and M&B will not take any affirmative action which would permit the Partnership to fail to, satisfy prior to Closing, any and all claims for mechanics' or materialmen's liens or other claims or charges against the Phase I Property or the Remainder or any part thereof on or prior to Closing; provided, however, Sellers shall have the right to contest, or cause the Partnership to contest, any such claims so long as a bond is posted by Sellers and/or other procedures reasonably acceptable to Purchaser are followed in order to protect the Phase I Property or the Remainder and so long as no exception therefor appears in the Phase I Owner's Title Policy described in Section 7.1 herein.

            5.7.6 Phase I and the OP Units Sellers shall cause the Partnership not to, and M&B will not take any affirmative action which would permit the Partnership to: amend the Partnership Agreement or admit new partners (except as contemplated herein); incur or assume any long-term or short-term debt other than long-term or short-term debt discharged at or prior to Closing; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than obligations discharged at or prior to Closing; make any loans or advances to any person; mortgage or pledge any of its assets, tangible or intangible, or create any Encumbrance thereupon other than Encumbrances; adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization; conduct any business other than as provided in
Section 5.7.1 hereof; sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business consistent with past practices; admit liability, guilt or culpability in connection with the settlement or compromise of any action, suit or proceeding against or involving the Partnership or the Phase I Property or the Remainder; or take any action likely to materially decrease or diminish the value of the Phase I Property. Nothing herein contained shall limit the ability of the Partnership to operate the Phase I Property in the ordinary course of business consistent with past practices.

            5.7.7 No Seller shall, Phase I and the OP Units Sellers shall not permit the Partnership to, and M&B will not take any affirmative action which would permit the Partnership to, enter into any leases or agreements with respect to or improve or otherwise physically alter the Remainder.

      5.8 ACCURACY OF REPRESENTATIONS AND WARRANTIES. No Seller shall intentionally take any action, or intentionally omit to take any action, which action or omission would have the effect of violating any of the representations and warranties of such Seller contained in this Agreement.

      5.9 NOTICE. Sellers shall provide to Purchaser copies of any notices of violations referred to in Section 3.16 that the Partnership may receive following the date hereof.

      5.10 CODE VIOLATIONS. Prior to Closing, Phase I and the OP Units Sellers shall at such Sellers' expense cause the Partnership to make, cure or correct all violations referred to in Section 3.11 ("CODE VIOLATIONS") if any such Code Violations were caused by the Partnership or Verandah Condominiums' actions (the "REQUIREMENTS"). If the cost of the Requirements (together with similar "Requirements" under the Verandah Apartments Agreement) exceeds $25,000 (the "MAXIMUM AMOUNT"), then if such Sellers do not at such Sellers' expense cause the Partnership to cure, correct or comply with same prior to the Closing Date, Purchaser may either terminate this Agreement or close this transaction and receive a credit against the Purchase Price in an amount equal to the difference between the Maximum Amount and the amount spent by such Sellers or the Partnership (and the Phase II Partnership) in curing, correcting or complying with the Requirements. If the cost of correcting, curing or complying with the Requirements (together with similar "Requirements" under the Verandah Apartments Agreement) is less than or equal to the Maximum Amount and if such Sellers or the Partnership (and the Phase II Partnership) shall not at such Sellers' expense have corrected same prior to Closing, Purchaser shall be entitled to a credit against of the Purchase Price in an amount equal to the cost of correcting, curing or complying with the Requirements. The terms "Code Violations" and "Requirements" as used herein shall not include or apply to matters referred to in the second sentence of Section 3.11. In addition, the Maximum Amount shall be the aggregate amount required to be incurred or otherwise permitted to be charged against such Sellers under this Agreement and Phase II Partnership under Section 6.2.10 of the Verandah Apartments Agreement.

      5.11 CONDUCT OF VERANDAH CONDOMINIUMS. From the date hereof through the date the Partnership become the record owner of the Phase I Property, Phase I and the OP Units

Phase I and the OP Units Sellers shall cause Verandah Condominiums to comply with the covenants contained in Section 5.7 hereof.


                                 ARTICLE VI

                           COVENANTS OF PURCHASER

     Purchaser agrees that from the date hereof to the Closing Date:

      6.1 IMPLEMENTING AGREEMENT. Purchaser will take all actions and do all things necessary, proper and advisable to fulfill its obligations under this Agreement and to consummate the transactions contemplated hereby.

      6.2   DISPOSITION OF PHASE I PROPERTY.   For a period of five years
from the Closing Date, Purchaser will not, without the written consent of each of the OP Units Sellers, sell, assign or transfer, other than to an Affiliate of Purchaser, the Partnership or the Phase I Property. Purchaser may cause the Partnership to be dissolved and liquidated at Closing, with the Phase I Property and the Remainder being transferred to Purchaser or an Affiliate of Purchaser.

      6.3 CONFIDENTIALITY. Except as required by any Governmental Authority, all information supplied to Purchaser pursuant to Section 2.2 shall be maintained in strict confidence by Purchaser, and in the event that this Agreement is terminated, Purchaser shall make no further use of such information whatsoever.



                                 ARTICLE VII

                    CONDITIONS PRECEDENT TO OBLIGATIONS
                                OF PURCHASER

     The obligations of Purchaser under this Agreement are, at the option of Purchaser, subject to satisfaction of the following conditions on or before the Closing Date (or such earlier date as may be specified):

      7.1 OWNERSHIP OF PHASE I PROPERTY AND THE REMAINDER. The Partnership shall own the Phase I Property and the Remainder free and clear of all liens and Encumbrances, other than existing Encumbrances, not less than one day prior to the expiration of the Review Period. Before the expiration of the Review Period, Sellers shall provide to Purchaser copies of all documents evidencing such acquisition. Purchaser shall be satisfied, in its sole discretion, that the Partnership owns all right, title and interest to the Phase I Property and the Remainder, subject to the Permitted Exceptions, and Purchaser shall have received a Commitment, updated to the expiration of the Review Period, showing title to the Phase I Property as vested in the Partnership. Additionally, Sellers shall deliver to Purchaser a Texas Standard Owner's Policy of Title Insurance (the "PHASE I OWNER'S TITLE POLICY") at Closing, or the Title Company's irrevocable commitment to issue the same, in the full amount of the Purchase Price, subject only to the Permitted Exceptions, insuring the Partnership as the owner of the Phase I Property and the Remainder. Purchaser intends to dissolve the Partnership at Closing and transfer the Phase I Property to Purchaser or an Affiliate of Purchaser. Under the Verandah Apartments Agreement, Verandah Phase II Partnership, a Texas limited partnership has committed to furnish Purchaser or its permitted assignee a policy of title insurance (the "PHASE II OWNER'S TITLE POLICY").

The Phase I Owner's Title Policy and the Phase II Owner's Title Policy shall be issued as a single policy, insuring that fee simple title to all of the Phase I Property, the Remainder and the Phase II Property is vested in Purchaser or its permitted assignee. Sellers shall pay the cost of the Phase I Owner's Title Policy. In the event that the title company is not willing to issue the Phase I Owners Title Policy and the Phase II Owners Title Policy as a single policy, then the Phase I Owners Policy shall be issued a separate policy at Sellers' expense. If Purchaser elects not to dissolve the Partnership at Closing, thereby requiring separate issuance of the Phase I Owners Title Policy and the Phase II Owners Title Policy, then Purchaser shall be responsible for any incremental premium cause thereby. Sellers shall, at their sole cost and expense, cause all existing indebtedness secured by the Phase I Property or the Remainder, to be released, including the payment of any prepayment premium.

      7.2 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Sellers contained herein shall be true and correct in all material respects on and as of the date hereof and (except for such changes as are contemplated herein) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

      7.3 COMPLIANCE WITH AGREEMENTS AND COVENANTS. Each of the Sellers shall, in all material respects, have performed and complied with all of their respective obligations, agreements and covenants hereunder prior to the Closing Date.

      7.4 CONDITION OF PROPERTY. The environmental, financial and physical condition of the Phase I Property and the Remainder shall not change adversely and materially after the date hereof.

      7.5 VERANDAH APARTMENTS AGREEMENT. All conditions precedent to Purchaser's obligations under the Verandah Apartments Agreement shall have been satisfied or waived.

      7.6 OTHER CLOSING DOCUMENTS. All of the other agreements, certificates and instruments to be delivered to Purchaser at the Closing pursuant to Article IX hereof shall have been delivered to Purchaser.

      7.7 FAILURE TO CLOSE. In the event that any of the conditions to Purchaser's obligation to close shall not have been satisfied on or before the Closing Date (and all of Sellers' obligations to close shall have been satisfied on or before the Closing
Date) or in the event that any Seller shall default under this Agreement, Purchaser may, at its option, and as its sole and exclusive remedy, terminate this Agreement pursuant to Section 10.1 hereof or seek to enforce specific performance of this Agreement against any defaulting Seller; provided however that in the event that as a result of a Seller's voluntary and intentional actions specific performance is not available as a remedy, such as if a Seller sells the Acquired Interest to be transferred by it at the Closing, or any portion thereof, to a third party, Purchaser may seek damages for breach of this Agreement from such defaulting Seller. If Purchaser elects to terminate this Agreement as provided above, it is entitled to a full and immediate refund of all Earnest Money previously deposited pursuant to the Verandah Apartments Agreement.

                                ARTICLE VIII

             CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

     The obligations of the Sellers under this Agreement are, at the option of the Sellers, subject to the satisfaction of the following conditions on or before the Closing Date:

      8.1 OWNERSHIP OF PHASE I PROPERTY. The Partnership shall actually acquire the Phase I Property free and clear of all liens and Encumbrances, other than the Permitted Exceptions.

      8.2 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Purchaser contained herein shall be true and correct in all material respects on and as of the date hereof and (except for such changes as are contemplated herein) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

      8.3 COMPLIANCE WITH AGREEMENTS AND COVENANTS. Purchaser shall have performed and complied with all of its obligations, agreements and covenants hereunder in all material respects prior to the Closing Date.

      8.4 OTHER AGREEMENTS. All of the other agreements, certificates and instruments to be delivered to the Sellers at the Closing pursuant to
Article IX hereof shall have been delivered to the Sellers.

      8.5 VERANDAH APARTMENTS AGREEMENT. Purchaser shall not be in default under the Verandah Apartments Agreement.

      8.6 FAILURE TO CLOSE. In the event that any of the conditions to Sellers' obligation to close shall not have been satisfied on or before the Closing Date (and all of Purchaser's obligations to close shall have been satisfied on or before the Closing Date), Sellers' sole remedy (subject to
Section 10.2) shall be to terminate this Agreement and Purchaser's liability shall be limited to the loss of the Earnest Money deposited pursuant to the Verandah Apartments Agreement, and it shall be the responsibility of Sellers to enter into such agreement with the Phase II Partnership regarding an equitable sharing thereof. In any event, Purchaser shall pay to Sellers the sum of One Hundred Dollars ($100.00) as independent consideration for Sellers' agreement to sell the Partnership Interests to Purchaser. Purchaser and Sellers acknowledge that such amount shall be liquidated damages with respect to Purchaser's breach, that Seller's actual damages would be difficult to ascertain and that such amount is a fair and reasonable estimate of Seller's damages and is not intended as a penalty.


                                 ARTICLE IX

                                   CLOSING

      9.1   CLOSING.  The Closing shall be held no later than forty-five
(45) days after the expiration of the Review Period, the actual date being designated by Purchaser upon at least five (5) business days prior written notice to Sellers (the "CLOSING DATE"), provided that in any event the Closing shall be held simultaneously with closing under the Verandah Apartments Agreement. The Closing shall be held at the Dallas offices of the Title Company or at such other location as the parties hereto shall agree.

      9.2 DELIVERIES BY THE SELLERS. At the Closing, the Sellers will deliver to Purchaser the following:

            9.2.1 Each Seller will deliver and transfer to Purchaser all of such Seller's Partnership Interests set forth next to Seller's name on
SCHEDULE 3.1, free and clear of any Encumbrances, adverse claims or security interests. Each Seller will execute an assignment (the
"PARTNERSHIP INTEREST ASSIGNMENT") in the form of EXHIBIT C attached hereto, assigning their respective Partnership Interests to Purchaser.

            9.2.2 A copy of the Partnership Agreement of the Partnership certified as of a recent date by the general partners in the Partnership;

            9.2.3    The Phase I Owner's Title Policy as described in
Section 7.1 hereof;

            9.2.4 An amendment (the "AMENDMENT") to the Certificate of Limited Partnership of Purchaser evidencing the succession of Purchaser to the Partnership Interests of Phase I and JSDP;

            9.2.5 If a Seller is a partnership, a copy of the Partnership Agreement of such Seller certified as of a recent date by each of the parties thereto;

            9.2.6 If a Seller is a corporation, (i) a copy of such Seller's certificate of incorporation certified as of a recent date by the Secretary of State of the State of such Seller's incorporation, (ii) a copy of such Seller's bylaws and (iii) a certificate of the

      Secretary of State of the State of such Seller's incorporation as to the good standing of the corporation; and

            9.2.7 Each of the Sellers shall deliver to the Purchaser a certificate in such form as may be required by the Internal Revenue Service pursuant to Section 1445 of the Code or the regulations issued pursuant thereto, certifying as to the nonforeign status of a transferor, with such certificate to be substantially in the form of EXHIBIT D attached hereto and made a part hereof for all purposes, or such variation thereof as may be required by the Internal Revenue Service. In the event that any Seller fails or refuses to deliver such certificate to Purchaser at the Closing, such Seller authorizes Purchaser to withhold, and remit to the Internal Revenue Service, from such Seller's portion of the Purchase Price an amount equal to ten percent (10%) of such Seller's portion of the Purchase Price. Notwithstanding the foregoing, if a Seller otherwise delivers a certificate from the Internal Revenue Service indicating the amount to be withheld and remitted, Purchaser shall withhold and remit such amount.

      9.3 DELIVERIES BY PURCHASER. At the Closing, Purchaser will deliver to the Sellers the following:

            9.3.1 The Purchase Price in the form of cash and OP Units as described in Section 1.2, as it may be adjusted pursuant to Section 1.3;

            9.3.2    The Amendment, duly executed by Purchaser; and

            9.3.3 A copy of the Partnership Agreement of Purchaser certified as of a recent date by the general partners in Purchaser.


                                  ARTICLE X

                                 TERMINATION

      10.1 TERMINATION. This Agreement may be terminated at any time on or prior to the Closing Date:

            (1)      With the mutual consent of the Sellers and Purchaser;

            (2) By Purchaser, if any Seller has materially breached this Agreement and Purchaser has not materially breached this Agreement or if a condition precedent to Purchaser's obligations has failed to be satisfied; and

            (3) By the Sellers, if Purchaser has materially breached this Agreement and none of the Sellers have materially breached this Agreement or if a condition precedent to Sellers' obligations has failed to be satisfied.

     In the event of any termination pursuant to this Section 10.1 (other than pursuant to Section 10.1(1)), written notice setting forth the reasons thereof shall forthwith be given by Purchaser, if Purchaser is the terminating party, to the Sellers, or by the Sellers, if the Sellers are the terminating party, to Purchaser.

      10.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.1 hereof, all obligations of the parties hereunder shall terminate, except for the obligations and provisions set forth in
Section 2.2, Article XI and Sections 7.7, 8.6 and 12.1 hereof, which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any breach of this Agreement, except as otherwise provided in Section 7.7 and 8.6.


                                 ARTICLE XI

                          SURVIVAL; INDEMNIFICATION

      11.1 SURVIVAL. All warranties, representations, covenants obligations and agreements contained in this Agreement shall survive the Closing hereof for a period of six (6) months, and any suit by Purchaser against Seller with respect to any breach of the foregoing shall be brought within six (6) months from the Closing Date or any cause of action arising in connection therewith shall be forever barred; except that with respect to (i) Sections 3.1, 3.2, 3.3, 3.4, 3.5, 4.1 and 4.2, the representations and warranties shall survive indefinitely and actions with respect to breaches thereof may be brought at any time and (ii) Section 3.6 and
Section 3.7, the representations and warranties shall survive, and actions with respect to breaches thereof may be brought, until 90 days following the full period of any statute of limitations (as such period may have been extended by any waiver thereof) applicable to such obligation. In the event that any Seller becomes aware of any fact that would cause a representation or warranty to become false or misleading, such Seller shall give Purchaser notice of the same promptly after becoming aware of such fact. Unless Purchaser terminates this Agreement within five (5) days of receiving Sellers' notice, the representations and warranties shall be deemed modified to reflect such fact.

      11.2 INDEMNIFICATION BY THE CASH SELLERS. Subject to the limitations set forth in Sections 11.1 and 11.4 hereof, each of the Cash Sellers shall, jointly and severally, indemnify, defend and hold harmless Purchaser, its officers, directors, Affiliates, successors and assigns ("PURCHASER INDEMNIFIED PARTIES") against any and all Losses incurred or suffered by any Purchaser Indemnified Party arising out of any of the following: (a) any breach of or any inaccuracy in any representation or warranty made by such Cash Seller in Section 3.1, 3.3, 3.4 or 3.5 of this Agreement, and any breach of or failure by such Cash Seller to perform any covenant or obligation of such Cash Seller set forth herein; or (b) the ownership of its Partnership Interests prior to the Closing Date.

      11.3 INDEMNIFICATION BY THE OP UNITS SELLERS. Each of the OP Units Sellers shall, jointly and severally, indemnify, defend and hold harmless Purchaser Indemnified Parties against any and all Losses incurred or suffered by any Purchaser Indemnified Party arising out of any of the following: (a) any breach of or any inaccuracy in any representation or warranty made by any OP Units Seller pursuant to this Agreement, and any breach of or failure by any OP Units Seller to perform any covenant or obligation of the Sellers set forth in this Agreement; (b) the ownership of its Partnership Interests prior to the Closing Date or (c) Taxes or liabilities attributable to taxable income of the Partnership, any Seller or the Phase I Property otherwise allocable to periods (or any portion thereof) on or prior to the Closing Date.

      11.4 LIMITATION ON LIABILITY. Purchaser agrees that, except with respect to breaches of the representation and warranties contained in
Section 3.1 through 3.7 hereof (i) Sellers' liability for breaches of representations, warranties, covenants, obligations and agreements contained herein and the liability of Phase II Partnership in the Verandah Apartments Agreement shall be limited to an aggregate amount of $200,000 and (ii) no Seller shall be liable for punitive, special, consequential, speculative, lost profits or any other damages with respect to breaches of any representation, warranty, covenant, obligation or agreement of such Seller contained herein.

      11.5 INDEMNIFICATION BY PURCHASER. Purchaser agrees to indemnify, defend and hold harmless the Sellers from any and all Losses incurred or suffered by any of the Sellers arising out of any of the following: (a) any breach of or any inaccuracy in any representation or warranty made by Purchaser pursuant to this Agreement, and any breach of or failure by Purchaser to perform any covenant or obligation of Purchaser set out in this Agreement; or (b) the business or operation of the Partnership from and after the Closing Date.


                                 ARTICLE XII

                                MISCELLANEOUS

      12.1 EXPENSES. Each party shall bear its own expenses and costs in connection with this Agreement and the transactions contemplated thereby.

      The OP Units Sellers shall pay all taxes, assessments, charges and fees, if any, imposed by the United States or any state or political subdivision thereof, required to be paid in connection with the transfer and assignment of the Partnership Interests.

      12.2 AMENDMENT. This Agreement may be amended, modified or supplemented but only in writing signed by all of the parties hereto.

      12.3 BROKERS. Each of the parties hereto represents that, other than Kendall-Miller Realty Partners, Inc. (the "BROKERS") and Curtis Walker, no broker or finder has acted for it in connection with this Agreement or the transactions contemplated hereby and that no broker or finder is entitled to any brokerage or finder's fee or other commission based on agreements, arrangements or understandings made by it. Sellers will pay all costs and commissions owed to the Broker in connection with this Agreement and the Verandah Apartments Agreement. The parties acknowledge that Curtis Walker is an employee of Purchaser, that he represents the Purchaser only in connection with this transaction and owes no fiduciary duties to the Sellers.

      12.4 NOTICES. All notices, requests, instructions, documents or other communications hereunder shall be in writing and shall be deemed to have been given, (i) when received if given in person, (ii) on the date of acknowledgment of receipt if sent by telex, facsimile or other wire transmission or (iii) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

            If to any of the Sellers, addressed as follows:

            Bratty & Partners
            4950 Yonge Street
            Suite 2000
            North York, Ontario, Canada M2N 6K1
            Attention:  Mr. Rudy Bratty
            Phone:  416-226-0660
            Facsimile:  416-226-6395

            and to:

            Jim Sowell Company L.P.
            3131 McKinney, Suite 200
            Dallas Texas 75204
            Attention:  Keith Martin

            With copies to:

            Geary, Porter & Donovan, P.C.
            16475 North Dallas Parkway
            Suite 550
            Dallas, Texas 75248
            Attention:  David Tatum
            Phone:  972-733-2207
            Facsimile:  972-931-9028

            and to:

            Steven E. Smathers
            3131 McKinney, Suite 200
            Dallas, Texas 75204


            If to Purchaser:

            Amli Residential Properties, L.P.
            125 S. Wacker Drive
            Suite 3100
            Chicago, Illinois 60606
            Attention:  Mr. Fred Shapiro
            Telephone:  (312) 984-5039
            Facsimile:  (312) 443-0909

            With a copy to:

            Mayer, Brown & Platt
            190 South LaSalle Street
            Chicago, Illinois 60603
            Attention:  Martin G. Rosenstein
            Telephone:  (312) 701-7159
            Facsimile:  (312) 701-7711

            and to:

            Smith, Stern & Friedman, P.C.
            8144 Walnut Hill Lane
            Suite 1100, LB 103
            Dallas, Texas 75231-4337
            Attention:  Clifford L. Friedman
            Telephone:  (214) 739-0606
            Facsimile:  (214) 739-0608

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

      12.5 WAIVERS. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

      12.6 COUNTERPARTS. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      12.7 HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      12.8 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas.

      12.9 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior consent of the other parties, except that the rights and obligations of Purchaser may be assigned by Purchaser to any of Purchaser's Affiliates; provided, that the rights and obligations of Purchaser under the Verandah Apartments Agreement are assigned simultaneously to such Affiliate; provided, further, that no such transfer shall relieve Purchaser of its obligations hereunder.

      12.10 OTHER INSTRUMENTS. Upon the reasonable request of Purchaser, the Sellers will, on and after the Closing Date, execute and deliver to Purchaser such other documents, releases, assignments and other instruments as may be required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser title to, each of the Acquired Interests.

      12.11 ENTIRE AGREEMENT. This Agreement and the Verandah Apartments Agreement constitute the entire agreement and understanding of the parties hereto with respect to subject matter hereof and supersede all other prior agreements and understandings, both written and oral, with respect to the subject matter hereof and are not intended to confer upon any other person any rights or remedies hereunder.

      12.12 VERANDAH APARTMENTS AGREEMENT. Pursuant to the Verandah Apartments Agreement, Purchaser has agreed to acquire the Phase II Property. Purchaser agrees that any default by Purchaser under the Verandah Apartments Agreement shall be deemed a default by Purchaser under this Agreement, and any default by Purchaser under this Agreement shall be deemed a default by Purchaser under the Verandah Apartments Agreement. Sellers agrees that any default by the Phase II Partnership under the Verandah Apartments Agreement shall be deemed a default by Sellers under this Agreement, and any default by Sellers under this Agreement shall be deemed a default by the Phase II Partnership under the Verandah Apartments Agreement. In the event that Verandah Apartments Agreement is terminated or otherwise fails to close for any reason other than default by the Phase II Partnership thereunder, Sellers shall have the right to terminate this Agreement. In the event that the Verandah Apartments Agreement is terminated for any reason other than default by the Purchaser thereunder, Purchaser shall have the right to terminate this Agreement.

      12.13 RISK OF LOSS. Risk of Loss until the Closing shall be borne by Sellers. In the event that damage, loss or destruction of the Phase I Property or the Remainder or any part thereof, in an amount equal to $250,000 or more, by fire or other casualty, or through condemnation or sale in lieu thereof, occurs prior to the actual closing of the transactions contemplated hereby, the Purchaser shall, at its option, elect one of the following:

             12.13.1   To terminate this Agreement.

             12.13.2 To close the transactions contemplated hereby and receive a credit against the cash portion of the Purchase Price due at Closing in the amount of all insurance or condemnation proceeds payable as a result of such casualty loss or condemnation and any deductible applicable to such insurance coverage. If the Purchaser elects to proceed under this Section 12.13.2 and the Review Period has expired, then Purchaser shall have the right to settle any claim with the applicable insurance company or condemning authority, subject to Sellers' approval of any proposed settlement, Sellers' approval not to be unreasonably withheld or delayed. Other than receiving a credit against the cash portion of the purchase Price due at Closing as provided in this
Section 12.13.2, there shall be no reduction in the Purchase Price by reason of such damage or condemnation.

      Sellers shall cause the Partnership to maintain the current insurance coverage in force for the Property in full force and effect through the Closing Date. In the event that the damage, loss or destruction shall be in an amount of less than $250,000.00, the Purchaser shall be required to elect option 12.13.2 above. Purchaser shall be deemed to have elected to proceed under option 12.13.2 above if Purchaser fails to send written notice of Purchaser's election to Sellers within five (5) business days after Purchaser learns of the casualty or condemnation.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.


                              AMLI RESIDENTIAL PROPERTIES, L.P.

                              By:      /s/ FRED SHAPIRO
                                       ------------------------------
                              Name:    Fred Shapiro
                                       ------------------------------
                              Title:   Vice President
                                       ------------------------------

                              VERANDAH HOLDINGS PHAS I INC.

                              By:      /s/ R.P. BRATTY
                                       ------------------------------
                              Name:    R.P. Bratty
                                       ------------------------------
                              Title:
                                       ------------------------------

                              JSDP, INC.

                              By:      /s/ DAN PILKINTON
                                       ------------------------------
                              Name:    Dan Pilkinton
                                       ------------------------------
                              Title:   President
                                       ------------------------------

                              M&B HOLDINGS GENERAL
                              PARTNERSHIP

                              By:      /s/ R.P. BRATTY
                                       ------------------------------
                              Name:    R.P. Bratty
                                       ------------------------------
                              Title:
                                       ------------------------------

                              FAIRGROWTH INTERNATIONAL

                              By:      /s/ THOMAS WU
                                       ------------------------------
                              Name:    Thomas Wu
                                       ------------------------------
                              Title:   President
                                       ------------------------------

                              TVA SP PARTNERSHIP

                              By:      /s/ DONALD L. PILKINTON
                                       ------------------------------
                              Name:    Donald L. Pilkinton
                                       ------------------------------
                              Title:   General Partner
                                       ------------------------------

                              By:      /s/ JAMES E. SOWELL
                                       ------------------------------
                              Name:    James E. Partner
                                       ------------------------------
                              Title:   General Manager
                                       ------------------------------





                   FIRST AMENDMENT TO AGREEMENT REGARDING
                    ACQUISITION OF PARTNERSHIP INTERESTS

      THIS FIRST AMENDMENT is made and entered into by and between AMLI RESIDENTIAL PROPERTIES, L.P., a Delaware limited partnership (hereinafter referred to as "Purchaser") and Verandah Holdings Phase I, Inc., an Ontario, Canada corporation, JSDP, Inc., a Texas corporation, M&B Holdings General Partnership, a Texas general partnership, Fairgrowth International, Inc., an Ontario, Canada corporation, and TVA SP Partnership, a Texas general partnership (hereinafter collectively referred to as "Sellers") and is dated as of the 16th day of January, 1997.

                            W I T N E S S E T H:
                            --------------------

      Purchaser and Sellers entered into that certain Agreement Regarding Acquisition of Partnership Interests (the "Agreement") dated as of December ___, 1996 [sic] and are desirous of amending the same (all terms not defined herein shall have the same meaning as set forth in the Agreement).

      NOW, THEREFORE, in consideration of the premises and the respective undertakings of the parties hereinafter set forth, the receipt and sufficiency of which consideration are hereby acknowledged, it is hereby agreed as follows:

      1.    DATE OF AGREEMENT.  The date of the Agreement shall be December
20, 1996.

      2. THE PROPERTY. The Remainder was conveyed by the Partnership to Verandah Condominiums by warranty deed dated November 11, 1996 and recorded at Volume 12611, Page 2173, Real Property Records of Tarrant County, Texas.

The Planned Donation has occurred with the Release Parcel having been conveyed to the City of Arlington, Texas on November 11, 1996, by warranty deed of even date and recorded at Volume 12635, Page 1851, Real Property Records of Tarrant County, Texas. Purchaser hereby consents to such conveyances. The term "Phase I Land" shall include the Remainder, and all other references to the Remainder are hereby deleted. Seller commenced the process of causing the Phase I Land (which definition includes the Remainder) to be replatted so that the Phase I Land (including the Remainder) is platted as a single block. As currently platted, the Phase I Land (including the Remainder) and the Release Parcel are platted as a single block. Seller may, but is not obligated to, continue such replatting efforts, or Seller may cease all work in connection therewith.

      3. OP UNITS SELLERS' GUARANTY. The form of the guaranty has been agreed to by the OP Units Sellers, Purchasers and Purchaser's lender.

      4.    REVIEW PERIOD.  The Review Period shall expire on February 28,
1997.

      5. CLOSING DATE. The Closing Date shall be held no later than March 31, 1997, the actual date being designated by Purchaser as provided in Section 9.1 of the Agreement and in any event simultaneous with the closing under the Verandah Apartments Agreement.

      6. EXECUTION. This Amendment may be executed in any number of counterparts, all of which shall have the effect of a single document. A copy of an executed counterpart delivered by telecopy transmission shall have the same effect as an original.

      7. FULL FORCE AND EFFECT. Except as amended and modified hereby, the Agreement is, and shall be, in full force and effect.

                              PURCHASER:
                              ---------

                              AMLI RESIDENTIAL PROPERTIES, L.P., a
                              Delaware limited partnership

                              By:   AMLI RESIDENTIAL PROPERTIES
                                    TRUST, a Maryland real estate
                                    investment trust, its
                                    general partner




                                    By:   /s/ FRED SHAPIRO
                                          ------------------------------
                                    Printed
                                    Name: Fred Shapiro
                                          ------------------------------
                                    Title: Vice President
                                          ------------------------------

                              SELLERS:
                              -------

                              VERANDAH HOLDINGS PHASE I, INC., an
                              Ontario, Canada corporation


                              By:   /s/ R.P. BRATTY
                                    ------------------------------
                              Printed
                              Name: R.P. Bratty
                                    ------------------------------
                              Title:
                                    ------------------------------


                              JSDP, INC., a Texas corporation

                              By:   /s/ DONALD L. PILKINTON
                                    ------------------------------
                              Printed
                              Name:
                                    ------------------------------
                              Title:
                                    ------------------------------

            [Sellers' signatures continued on the following page]

                       [Sellers' signatures continued]


                              M&B HOLDINGS GENERAL PARTNERSHIP, a
                              Texas general corporation


                              By:   Authorized Signatory
                                    ------------------------------
                              Printed
                              Name:
                                    ------------------------------
                              Title:
                                    ------------------------------


                              FAIRGROWTH INTERNATIONAL, INC., an
                              Ontario, Canada corporation

                              By:   Authorized Signatory
                                    ------------------------------
                              Printed
                              Name:
                                    ------------------------------
                              Title: President
                                    ------------------------------


                              TVA SP PARTNERSHIP, a Texas general
                              partnership

                              By:   /s/ DONALD L. PILKINTON
                                    ------------------------------
                                    Donald L. Pilkinton


                              By:   /s/ JAMES E. SOWELL
                                    ------------------------------
                                    James E. Sowell

                   SECOND AMENDMENT TO AGREEMENT REGARDING
                    ACQUISITION OF PARTNERSHIP INTERESTS

      THIS SECOND AMENDMENT is made and entered into by and between AMLI RESIDENTIAL PROPERTIES, L.P., a Delaware limited partnership (hereinafter referred to as "Purchaser") and Verandah Holdings Phase I, Inc., an Ontario, Canada corporation, JSDP, Inc., a Texas corporation, M&B Holdings General Partnership, a Texas general partnership, Fairgrowth International, Inc., an Ontario, Canada corporation, and TVA SP Partnership, a Texas general partnership (hereinafter collectively referred to as "Sellers") and is dated as of the 28th day of February, 1997.

                            W I T N E S S E T H:
                            --------------------

      Purchaser and Sellers entered into that certain Agreement Regarding Acquisition of Partnership Interests dated as of December 20, 1996, as amended by First Amendment dated as of January 16, 1997 (as amended, the "Agreement"), and are desirous of further amending the same (all terms not defined herein shall have the same meaning as set forth in the Agreement).

      NOW, THEREFORE, in consideration of the premises and the respective undertakings of the parties hereinafter set forth, the receipt and sufficiency of which consideration are hereby acknowledged, it is hereby agreed as follows:

      1.    REVIEW PERIOD.  The Review Period shall expire on March 6,
1997.

      2. CREDIT FOR CODE ISSUES. At Closing, Purchaser shall receive a credit against the Purchase Price in the amount of Twenty Three Thousand, Seven Hundred and No/100 Dollars ($23,700.00). such credit shall satisfy in full Sellers' obligations under Section 5.10 of the Agreement and said
Section 5.10 shall be deemed deleted from the Agreement. Such credit shall be allocated Three Thousand, Five Hundred Fifty Five and No/100 Dollars ($3,555.00) to the OP Units Sellers and Twenty Thousand, One Hundred Forty Five and No/100 Dollars ($20,125.00) to the Cash Sellers. As to the OP Units Sellers, the figure of $1,053,000.00 set forth in Section 1.2.2 of the Agreement shall be reduced by Three Thousand, Five Hundred Fifty Five and No/100 Dollars ($3,555.00).

      3. EXECUTION. This Amendment may be executed in any number of counterparts, all of which shall have the effect of a single document. A copy of an executed counterpart delivered by telecopy transmission shall have the same effect as an original.

      4. FULL FORCE AND EFFECT. Except as amended and modified hereby, the Agreement is, and shall be, in full force and effect.



             The rest of this page is intentionally left blank.
                         Signature pages to follow.

















                                   Page 1




PURCHASER:                                SELLERS CONTINUED:

AMLI RESIDENTIAL PROPERTIES, L.P.,        M&B HOLDINGS GENERAL PARTNERSHIP,
a Delaware Limited partnership            a Texas general partnership

By:   AMLI RESIDENTIAL PROPERTIES         By:   /s/ R.P. BRATTY
      TRUST, A Maryland real estate             -----------------------
      investment trust, its general       Printed
      partner                             Name: R.P. Bratty
                                                -----------------------
      By:   /s/ FRED SHAPIRO              Title: Director
            -----------------------             -----------------------
      Printed
      Name: Fred Shapiro
            -----------------------       FAIRGROWTH INTERNATIONAL, INC.
      Title: Vice President               an Ontario, Canada Corporation

                                          By:   /s/ THOMAS WU
                                                -----------------------
VERANDAH HOLDINGS PHASE I, INC.,          Printed
an Ontario, Canada corporation            Name: Thomas Wu
                                                -----------------------
By:   /s/ R.P. BRATTY                     Title: President
      -----------------------                   -----------------------
Printed
Name: R.P. Bratty
      -----------------------             TVA SP PARTNERSHIP, a Texas
Title: Director                           general partnership
      -----------------------
                                          By:   /s/ DONALD L. PILKINTON
                                                -----------------------
                                                Donald L. Pilkinton
JSDP, INC., A Texas corporation
                                          By:
By:   /s/ DONALD L. PILKINTON                   -----------------------
      -----------------------                   James E. Sowell
Printed
Name: Donald L. Pilkinton
      -----------------------
Title: President
      -----------------------





























                                   Page 2